Exhibit 99.1

Company Contact:

Gregg Bodnar

Chief Financial Officer

(630) 410-4633

Investors/Media Contacts:

ICR, Inc.

Allison Malkin/Alecia Pulman

(203) 682-8225/(203) 682-8224

ULTA BEAUTY ANNOUNCES HOLIDAY SALES RESULTS

Holiday Comparable Store Sales Increase 12.6%

Two Year Holiday Comparable Store Sales Increase 22.1%

Increases Fourth Quarter Sales and Earnings Guidance

Bolingbrook, IL (January 5, 2012)—Ulta Beauty (the “Company”) (NASDAQ: ULTA) today announced sales results for the seven-week holiday period from November 13, 2011 to December 31, 2011. This time period corresponds with the Company’s holiday marketing initiatives and represents the seven full weeks beginning the week before Thanksgiving through the end of the week following Christmas.

Total net sales for the seven-week holiday period were $386.0 million, a 24.4% increase from the prior year holiday period of $310.4 million. Comparable store sales for the 2011 holiday period increased 12.6%, as compared to a 9.5% increase during the same period in the prior year. Over a two year period, comparable store sales increased 22.1%.

Chuck Rubin, Ulta’s President and Chief Executive Officer, stated: “We delivered an excellent holiday season, with comparable store sales growth of 12.6% balanced across categories and brands, continuing our strong momentum from the first nine months of the year. We believe, once again, that we gained market share across our major categories driven by our consistent ability to capitalize on current trends and introduce newness, elevate our guest experience with exciting in-store events and traffic-driving communications to our loyal customer base. This combined with our great value proposition and strong customer service led to another successful holiday season. As a result of our better-than-expected performance, we have raised our fourth quarter outlook and now expect to report full year fiscal 2011 diluted earnings per share in a range of $1.84 to $1.85, an increase of approximately 59% compared to fiscal year 2010.”

Outlook

Driven by favorable holiday sales, the Company is increasing its fourth quarter fiscal 2011 outlook provided in conjunction with its third quarter fiscal 2011 results on December 1, 2011.

The Company now expects fourth quarter fiscal 2011 net sales in the range of $574 million to $579 million, as compared to its previous guidance of $552 million to $562 million. Fourth quarter fiscal 2010 net sales were $473.7 million. Comparable store sales for the fourth quarter of fiscal 2011 are now expected to increase in a range of 10% to 11%. This compares to the Company’s previous expectation for comparable store sales to increase in a range of 6% to 8%. Fourth quarter fiscal 2010 comparable sales increased 10.4%. This updated sales guidance range results in a two year comparable store sales increase of 20.4% to 21.4%.

Income per diluted share for the fourth quarter of fiscal 2011 is now estimated in the range of $0.67 to $0.68, as compared to the Company’s previous guidance of $0.62 to $0.64, and actual fiscal 2010 income per diluted share was $0.49.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of December 31, 2011, the Company operates 449 retail stores across 43 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; the possibility that our business plan and development strategy may be impacted by our recent leadership change; and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 29, 2011 and our Quarterly Report on Form 10-Q for the quarterly period ended October 29, 2011. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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